EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS STRONGER THAN EXPECTED
THIRD QUARTER RESULTS

RAISES OUTLOOK FOR THE YEAR

Mayfield Heights, Ohio — October 28, 2010 — Brush Engineered Materials Inc. (NYSE-BW) today reported stronger than expected results for the third quarter of 2010 and raised its outlook for the full year.

The Company reported net income for the third quarter of $13.4 million, or $0.65 per share, diluted, on sales of $325.3 million. Sales for the third quarter were the second highest in the Company’s history, slightly below the Company’s second quarter 2010 record sales of $325.9 million.

Due to the continued broad-based strength in order entry, improved margins and better than expected economic conditions, the Company is raising its earnings per share outlook for the full year to a range of $2.00 to $2.10 per share from the previously announced range of $1.75 to $2.00 per share.

THIRD QUARTER 2010 RESULTS

Sales for the third quarter of 2010 were up 71%, or $134.8 million, to $325.3 million. This compares to sales of $190.5 million in the third quarter of 2009. The improvement in sales is primarily due to increased demand across many of the Company’s key markets, including consumer electronics, telecom infrastructure, energy, defense, commercial aerospace, and automotive electronics. The two most recent acquisitions, Barr Associates, Inc. in the fourth quarter of 2009 and Academy Corporation in the first quarter of 2010, accounted for approximately $55.1 million of the increase in sales for the third quarter and higher metal prices accounted for approximately $28.9 million of the increase. Organic sales growth was 27%, or approximately $50.8 million.

The reported net income of $13.4 million, or $0.65 per share, diluted, for the third quarter compares to $0.1 million, or $0.01 per share, diluted, for the third quarter of 2009. The increased sales volume, along with the benefit of the cost reductions that were implemented during 2009, improved pricing and a better product mix led to improved margins and the increase in earnings.

For the first nine months of 2010, sales were up approximately 89%, or $446.3 million, to $946.3 million from sales of $500.0 million for the first nine months of 2009. For the first nine months of 2010, net income was $33.8 million, or $1.65 per share, diluted, versus a net loss of $8.8 million, or $0.44 per share, diluted, for the same period last year.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the third quarter of 2010 were $214.8 million, up 68%, or $86.9 million, compared to sales of $127.9 million in the third quarter of 2009. Sales for the first nine months of 2010 were $631.7 million, up 97%, or $311.4 million, versus sales of $320.3 million for the same period of last year.

As previously noted, the acquisitions of Academy and Barr accounted for approximately $55.1 million of the growth in the segment’s sales for the third quarter and increased metal prices accounted for $26.0 million. Strong demand for the wireless handset, LED, other microelectronic product applications and thin film optics contributed to the strong sales for both the third quarter and first nine months of the year, offsetting weaker sales for the medical market applications.

Operating profit for the third quarter of 2010 was $9.0 million compared to an operating profit of $8.5 million for the third quarter of 2009. Operating profit for the first nine months of 2010 was $26.7 million, up approximately 51%, or $9.1 million, compared to $17.6 million for the first nine months of last year.

While operating profit has increased, the reported operating profit as a percent of sales for both the third quarter and the first nine months of 2010 are lower when compared to the comparable periods of 2009, due primarily to a significantly higher precious metal value in sales. The higher precious metal value in sales is driven by both the recent acquisition of Academy and the aforementioned higher precious metal prices. These factors have the effect of lowering the reported profit percent while not lowering profit dollars.

Margins and profits were negatively affected in the third quarter of 2010 by an unfavorable product mix, as sales to the segment’s higher margin medical applications were below the levels of the prior period, lowering margins by approximately $1.7 million. It is anticipated, at this time, that sales to this segment’s medical applications will begin to improve in the latter part of the fourth quarter of 2010 or early in the first quarter of 2011 as product qualifications with existing and new customers are nearing completion.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the third quarter were $75.7 million, up $32.8 million, or 76%, compared to the third quarter 2009 sales of $42.9 million. Sales for the first nine months of 2010 were $216.9 million, up 79%, or $95.8 million, compared to $121.1 million for the first nine months of the prior year.

The significant increase in sales in the third quarter of 2010 compared to the same period of 2009 is due to strong demand from the consumer electronics, telecom infrastructure and automotive electronics markets. Demand levels were better than expected in the third quarter in these markets and improved conditions were also noted in industrial products including oil and gas, commercial aerospace and plastic tooling. The stronger conditions have continued into the fourth quarter. The growth in demand for the Company’s ToughMet materials for applications in oil and gas and commercial aerospace has doubled in volume for the first nine months of 2010.

Operating profit for the third quarter was $8.7 million, up $15.0 million, from an operating loss of $6.3 million for the third quarter of 2009. The operating profit for the first nine months of 2010 was $20.5 million, up $47.0 million, compared to an operating loss of $26.5 million for the same period of last year. The significant improvement is broad based and is due to a combination of factors, including the leverage from the higher volumes, a favorable product mix, improved pricing, lower manufacturing costs resulting from the previously implemented cost reduction initiatives and improved plant operating efficiencies.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the third quarter of 2010 were $17.0 million, up approximately 67%, compared to $10.2 million for the third quarter of 2009. For the first nine months of 2010, sales were $45.8 million, up $9.5 million, or 26%, compared to $36.3 million for the same period of last year. The strength in the third quarter and first nine months compared to the same periods in the prior year is due to higher demand from defense and commercial applications, including medical and analytical x-ray product applications.

Operating profit for the third quarter of 2010 was $4.2 million versus an operating loss of $0.5 million for the third quarter of 2009. Operating profit for the first nine months of 2010 was $8.4 million compared to $2.4 million for the same period last year. The improvement in operating profit for the third quarter and first nine months of 2010 is due primarily to the higher sales volume.

Engineered Material Systems

Engineered Material Systems’ sales for the third quarter of 2010 were $17.7 million, up approximately 86%, or $8.2 million, compared to $9.5 million for the same period of last year. Sales for the first nine months of 2010 were $51.6 million, up approximately 130%, or $29.2 million, compared to the first nine months of 2009 sales of $22.4 million. The significant increase in sales is due to stronger demand from the global automotive electronics and consumer electronics markets.

Operating profit for the third quarter of 2010 was $1.7 million compared to an operating profit of $0.1 million for the same period of last year. The operating profit for the first nine months of 2010 was $4.8 million, up $8.2 million compared to an operating loss of $3.4 million for the same period last year. The operating profit improvement is due to the higher sales volume, new products and previously implemented cost reduction initiatives.

OUTLOOK

The overall level of business activity has improved significantly as 2010 has developed and remains strong. The Company is well positioned in its markets with an array of advanced materials that enable it to take advantage of the faster growing segments of its markets. Order entry has been strong, driven up earlier in the year by the consumer electronics and automotive electronics oriented markets, and later in the year by the defense, industrial and commercial aerospace, telecom infrastructure and oil and gas markets.

The Company expects results for the fourth quarter of 2010 to reflect the usual fewer production and shipping days as well as potentially lower shipments to consumer electronics applications due to seasonal factors. In addition, as previously announced, costs associated with the start up of the Company’s new beryllium plant and the costs of other important key company initiatives are expected to lower fourth quarter 2010 results sequentially from those of the third quarter.

At this time, considering the above factors and assuming current metal prices, the Company expects sales for the full year 2010 to be in the range of $1.24 billion to $1.26 billion. The Company is raising its earnings outlook for the full year 2010 to a range of $2.00 to $2.10 per share from the previously announced range of $1.75 to $2.00 per share.

While the Company is not prepared to provide a specific forecast for the year 2011 at this time, the economic outlook for 2011 continues to look encouraging. The markets and applications for the Company’s materials appear promising. While the Company believes that a portion of the strong growth in 2010 was partially driven by inventory builds, assuming continued global economic recovery, the Company, at this time, expects single digit sales growth in 2011 driven primarily by increasing demand for the Company’s materials from applications in the telecom infrastructure, commercial aerospace, oil and gas, optics and medical markets, offsetting potential inventory adjustments in consumer electronics.

It is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the uncertainty about the sustainability and quality of the economic recovery. Seasonal factors, changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers, acquisition-related integration costs and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “I am pleased with our continued growth and the stronger than anticipated third quarter results. Our positions in the faster growing segments of our markets along with new product development and applications, market diversification and cost discipline have significantly reduced the Company’s cyclicality and have provided the Company with stronger sustainable long-term growth opportunities. Although I continue to remain cautious about the global economic recovery, I am encouraged by our sales strength, margin improvements and solid order book.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, October 28, 2010. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, defense and science, industrial and commercial aerospace, automotive electronics, telecom infrastructure, appliance, medical, energy and services.

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2010 and 2011;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisitions of Barr Associates, Inc. and Academy Corporation;

•	The impact of the results of Barr Associates, Inc. and Academy Corporation on our ability to achieve fully the strategic and financial objectives related to these acquisitions, including the acquisitions being accretive to earnings in 2010;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility being constructed in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The amount and timing of repurchases of the Company’s Common Stock, if any; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009.

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Oct. 1,	Dec. 31,
(Dollars in thousands)	2010	2009
Assets
Current assets
Cash and cash equivalents	$15,424	$12,253
Accounts receivable	133,552	83,997
Other receivables	834	11,056
Inventories	152,292	130,098
Prepaid expenses	31,777	28,020
Deferred income taxes	7,526	14,752

Total current assets	341,405	280,176
Related-party notes receivable	90	90
Long-term deferred income taxes	2,403	4,873
Property, plant and equipment — cost	727,727	665,361
Less allowances for depreciation,
depletion and amortization	(457,561)	(437,595)

Property, plant and equipment — net	270,166	227,766
Other assets	40,606	42,014
Goodwill	70,479	67,034

Total assets	$725,149	$621,953

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$39,816	$56,148
Accounts payable	37,435	36,573
Other liabilities and accrued items	55,912	44,082
Unearned revenue	840	432
Income taxes	3,362	2,459

Total current liabilities	137,365	139,694
Other long-term liabilities	18,796	9,574
Retirement and post-employment benefits	73,294	82,354
Unearned income	57,538	39,697
Long-term income taxes	2,329	2,329
Deferred income taxes	2,064	136
Long-term debt	58,305	8,305
Shareholders’ equity	375,458	339,859

Total liabilities and shareholders’ equity	$725,149	$621,953

See notes to consolidated financial statements.

Consolidated Statements of Income and Loss
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	Oct. 1,	Oct. 2,	Oct. 1,	Oct. 2,
(Thousands, except per share amounts)	2010 2009		2010	2009
Net sales	$325,309	$190,538	$946,337	$500,032
Cost of sales	267,095	165,347	782,956	438,104

Gross margin	58,214	25,191	163,381	61,928
Selling, general and administrative expense	31,621	21,468	92,571	64,707
Research and development expense	1,742	1,720	5,226	4,940
Other-net	3,928	2,554	10,958	5,784

Operating profit (loss)	20,923	(551)	54,626	(13,503)
Interest expense — net	835	221	2,145	819

Income (loss) before income taxes	20,088	(772)	52,481	(14,322)
Income tax expense (benefit)	6,730	(898)	18,683	(5,518)

Net income (loss)	$13,358	$126	$33,798	$(8,804)

Net income (loss) per share of common stock – basic	$0.66	$0.01	$1.67	$(0.44)
Weighted-average number
of common shares outstanding — basic	20,273	20,215	20,284	20,178
Net income (loss) per share of common stock – diluted	$0.65	$0.01	$1.65	$(0.44)
Weighted-average number
of common shares outstanding — diluted	20,553	20,421	20,540	20,178
See notes to consolidated financial statements.